UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASURE SOFTWARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASURE SOFTWARE, INC.
405 Colorado Street, Suite 1800
Austin, Texas 78701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 15, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Asure Software, Inc., a Delaware corporation (the “Company,” or “Asure”), to be held at 405 Colorado Street, Suite 1800, Austin, Texas 78701, on May 15, 2023 at 9:00 a.m. Central Time for the following purposes:

1.To elect seven directors to the board of directors, each to hold office until the 2024 Annual Meeting or until his/her respective successor is duly elected and qualified;
2.To ratify the Audit Committee’s appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All holders of record of shares of our common stock at the close of business on March 16, 2023, are entitled to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. Stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you plan to attend the Annual Meeting in person, please cast your vote as instructed on the proxy card as promptly as possible. Please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the Annual Meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the Annual Meeting. Stockholders holding shares of our common stock in brokerage accounts will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING

Registration will begin at 8:30 a.m. Central Time, and seating will begin at 8:45 a.m. Central Time. Each stockholder must bring a proof of ownership and valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. If you hold your shares in a brokerage account, you must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and all cellular phones must be silenced during the Annual Meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the Annual Meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

/s/ PATRICK GOEPEL

Patrick Goepel
Chief Executive Officer
April 14, 2023
Austin, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 15, 2023. The proxy statement and our annual report to stockholders are available at https://investor.asuresoftware.com/financial-information.

ASURE SOFTWARE, INC.
405 Colorado Street, Suite 1800
Austin, Texas 78701

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2023

GENERAL

This proxy statement contains information relating to our Annual Meeting to be held on May 15, 2023, beginning at 9:00 a.m. Central Time at 405 Colorado Street, Suite 1800, Austin, Texas 78701 and at any postponements or adjournments of the Annual Meeting. Your proxy for the Annual Meeting is being solicited by our board of directors.

The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about April 19, 2023. A copy of our annual report on Form 10-K for the year ended December 31, 2022 has been mailed concurrently with this proxy statement.

All holders of record of shares of our common stock at the close of business on March 16, 2023, are entitled to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. Stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you plan to attend the Annual Meeting in person, please cast your vote as instructed on the proxy card as promptly as possible. Please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the Annual Meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the Annual Meeting. Stockholders holding shares of common stock in brokerage accounts will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 15, 2023

This proxy statement and our annual report to stockholders are available online at
https://investor.asuresoftware.com/financial-information

ABOUT THE ANNUAL MEETING AND VOTING

Purposes - At the Annual Meeting, you will be asked:

1.To elect seven directors to the board of directors, each to hold office until the 2024 Annual Meeting or until his or her respective successor is duly elected and qualified;
2.To ratify the Audit Committee’s appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board knows of no other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Record Date; Stockholders Entitled to Vote - Only holders of record of our shares of common stock at the close of business on March 16, 2023 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each share of common stock will be entitled to one vote. As of March 16, 2023, there were 20,482,111 shares of our common stock outstanding.

Quorum - A majority of the issued and outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the Annual Meeting.

Vote Required - Directors are elected by a plurality of the votes cast at the Annual Meeting by the stockholders entitled to vote on the election of directors. If more than seven director nominees are properly presented to the stockholders at the Annual Meeting, the seven nominees receiving the highest number of affirmative votes of the shares which are present or represented by proxy at the Annual Meeting and entitled to vote for the election of directors will be elected to our board. Each of the remaining proposals must be approved by a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting thereon.

Dissenters’ Rights - No dissenters’ rights are provided under the Delaware General Corporation Law, our Restated Certificate of Incorporation or our Third Amended and Restated Bylaws (“Bylaws”) with respect to any of the proposals described in this proxy statement.

Board Recommendation - Our board of directors has unanimously approved and recommends that an affirmative vote be cast “FOR” the election of each of our director nominees, “FOR” the ratification of our independent registered accounting firm and “FOR” the approval of the advisory vote to approve the compensation of our named executive officers.

Voting Your Shares - If you own shares registered directly in your name (a “registered stockholder”), you may submit your proxy by US Mail, Internet or telephone and following the instructions in the Notice. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on May 14, 2023. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting and vote in person.

If you hold your shares in the name of a broker or other nominee, then your broker or other nominee is considered to be the registered stockholder. However, you are still considered the beneficial owner of those shares and your shares are said to be held in “street name.” If you hold shares in street name, your broker or nominee firm may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote by Internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you hold your shares in street name and you want to vote at the Annual Meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares because the broker or nominee is the legal, registered owner of the shares.

Changing Your Vote by Revoking Your Proxy - If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the Annual Meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee, or administrator to determine whether you will be able to revoke or change your vote.

How Votes are Counted - All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. If you return a signed and dated proxy card but do not indicate how your shares are to be voted, those shares will be voted “FOR” each of the director nominees, “FOR” each of the other listed proposals and in the discretion of the named proxy holders as to any other matter properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. Only the latest dated proxy you submit will be counted.

Shares voted as withheld from the election of directors under proposal 1 will be counted for purposes of determining the presence of a quorum at the Annual Meeting but will have no effect on the election of director nominees. Shares voted as abstentions on proposals 2 and 3 will similarly be counted for purposes of determining the presence of a quorum at the Annual Meeting and treated as votes against the proposal as to which a stockholder has abstained.

Broker Non-Votes - A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Only the vote on ratification of our independent registered public accounting firm is considered a routine matter that brokers may cast discretionary votes upon. As the election of directors is decided by the plurality of votes cast, broker non-votes will not be treated as votes cast in the election of a director and will therefore have no effect on the result of such vote. As each of the remaining proposals must be approved by a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting thereon, broker non-votes will not be treated as votes cast on such proposal and will therefore have no effect on the result of such vote.

Additional Information - Additional information about the Company is contained in our current and periodic reports filed with the Securities and Exchange Commission (“SEC”). These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. Copies of such materials can be obtained from the public reference section of the SEC at prescribed rates or by sending a written request to the Corporate Secretary at Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701.

Your vote is important!

Please submit your proxy or voting instructions today.

ITEM 1 - ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our board of directors currently consists of seven members, each with a term expiring at the Annual Meeting. Our board has nominated our seven incumbent directors for election at the Annual Meeting as follows:

•	Benjamin Allen	•	Grace Lee

•	W. Carl Drew	•	Bradford Oberwager

•	Daniel Gill	•	Bjorn Reynolds

•	Patrick Goepel

Directors are elected annually and serve a one-year term or until their successors are duly elected and qualified. Each of our director nominees has consented to being named in this proxy statement and has consented to serve as a director of the Company if elected. There are no family relationships among our directors and executive officers.

The Board of Directors recommends voting “FOR” each director nominee.

Generally, the Nominating and Governance Committee recommends director nominations and reviews nominees against the skills and characteristics that are required of our board members. The Nominating and Governance Committee focuses on a candidate’s expertise in the Company’s industry and experience in technology, business, legal matters, and finance. We look at a candidate’s education, skills, business experience, administration experience, and other appropriate factors given the current needs of the board and the Company. Our goal is to maintain a balance among board members of industry knowledge, experience, and ability to map out successful strategies for the Company’s business. Nominees for the board should have the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of stockholders. They should be forward-thinking, possess critical analysis skills, and exhibit independence and practical judgment on issues. Evaluation of candidates for all nominees, whether submitted by a board member or a stockholder, generally involves reviewing background materials, internal discussions among committee members, and interviewing selected candidates as appropriate. Upon selecting a qualified candidate, the Nominating and Governance Committee recommends the candidate for the board’s consideration.

Our board handled the duties delegated to our Nominating and Governance Committee in calendar year ended December 31, 2022. In recommending the nominees for election at this Annual Meeting, the board, acting through our Nominating and Governance Committee, evaluated our directors against the criteria stated above and found that all of our directors contribute to the board through their expertise and experience and diversity of backgrounds. Additionally, the board, acting as our Nominating and Governance Committee, noted that one of our director nominees is female, which is approximately 14% of our board. Additionally, approximately 14% of our board is ethnically diverse.

Stockholders may recommend a candidate for our board by writing to attention of the Secretary, Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701, specifying the candidate’s name and qualifications for board membership. All recommendations are submitted to the Nominating and Governance Committee. For the board to consider a candidate for nomination at the 2024 Annual Meeting, stockholders must submit a written recommendation by March 16, 2024, but not earlier than February 15, 2024. Each submission must include: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person. Recommended candidates may be required to provide additional information, including the number of shares of common stock of the Company beneficially owned. While our board of directors has not adopted a formal diversity policy or specific standards with regard to the selection of director nominees, the board of directors believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates.

The full board then selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the Annual Meeting. The board reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates. Each nominee has consented to serve until the next annual stockholder meeting, if elected, or until his or her successor is elected and qualified.

If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock represented at the Annual Meeting is required to elect a director. The seven nominees receiving the highest number of affirmative votes of the shares which are present or represented by proxy at the Annual Meeting and entitled to vote for the election of director will be elected to our board.

BIOGRAPHICAL INFORMATION REGARDING NOMINEES

The following table sets forth certain information concerning the director nominees:

Nominee	Age	Present Office(s) Held in Our Company	Director Since
Patrick Goepel(1)	61	Chairman of the Board and Chief Executive Officer	2009
Benjamin Allen(2)(3)(4)	58	None	2020
W.Carl Drew(2)(3)	63	None	2020
Daniel Gill(2)(5)	59	Lead Independent Director	2017
Grace Lee(2)(4)(6)	55	None	2020
Bradford Oberwager(2)(4)	53	None	2018
Bjorn Reynolds(2)(3)(6)	47	None	2020

(1)Chairman of the Board
(2)Independent board member as determined by the board of directors of the Company
(3)Audit Committee Member
(4)Compensation Committee Member
(5)Lead Independent Director
(6)Nominating and Governance Committee Member

The following information regarding the principal occupations and other employment of the nominees during the past five years and their directorships in certain companies is as reported by the respective nominees.

Benjamin Allen joined our board of directors in August 2020. Mr. Allen served as CEO of WorldAware, a technology company, from June 2017 to July 2020 during which time he led the successful sale of WorldAware to GardaWorld, a global security company, in July 2020. Before that, he served as President for Marsh USA, an insurance company, from March 2013 to June 2017 and as Chief Innovation Officer of Marsh & McLennan Agency LLC, a subsidiary of Marsh from May 2011 to March 2013. He also served as President and CEO of Kroll, Inc., a professional services company, from March 2008 to January 2011. Prior to Kroll's acquisition of ONTRACK, he served as president and CEO of ONTRACK Data International, Inc. (Nasdaq: ONDI). Mr. Allen began his career with human capital management (“HCM”) provider Ceridian where he advanced from sales to national leadership positions including marketing, operations, and IT. Mr. Allen received his BA in Finance from Washington State University.

As a technologist turned CEO, with a background in HCM, Mr. Allen brings a unique skillset having successfully grown several tech-businesses. This background and experience makes Mr. Allen well-qualified to serve as a director.

W. Carl Drew joined our board of directors in April 2020. Mr. Drew has served as Chief Financial Officer of Harvard Maintenance, a building services company, since August 2014. He has broad experience in building world-class accounting and finance teams, developing the strategic planning and analysis functions, integrating cross-discipline process improvements, and leading and managing strategic mergers and acquisitions. Prior to joining Harvard Maintenance, Mr. Drew has served as Chief Financial Officer of several private and public companies, including CompuPay, Inc., a payroll services company, from 2006 to 2013; Interval International, Inc. from 1998 to 2006; and Pollo Tropical, Inc. from 1996 to 1998. He began his career as a CPA at Ernst and Young (formerly Ernst and Whinney) in the computer audit field.

Mr. Drew’s leadership experience and his skills relating to financial statements and accounting makes him well-qualified to serve as a director. Mr. Drew is an audit committee financial expert.

Daniel Gill has served as a director since June 2017 and was appointed Lead Independent Director in August 2020. Mr. Gill is a founding managing partner of Silver Oak Services Partners, a private equity limited partnership with over $600M of capital under management, which focuses exclusively on business, consumer, and healthcare services companies. Prior to the formation of Silver Oak Services Partners in November 2005, Mr. Gill was a founding partner and managing director of Willis Stein & Partners, a private equity limited partnership with approximately $3B of capital under management. Mr. Gill and four other partners formed the firm in 1995 after successful careers together at CIVC, a subsidiary of Bank of America (formerly Continental Bank). Prior to CIVC, Mr. Gill worked in the Corporate Finance Department of Kidder, Peabody & Co. Mr. Gill received an M.B.A. from the University of Chicago, Graduate School of Business and holds a B.A. degree in Economics from Bucknell University.

Mr. Gill brings to our board strong leadership experience combined with strategic and financial expertise. In addition, Mr. Gill brings extensive advisory experience as he currently sits on the board of directors of over ten companies and has previously served on the boards of an additional nineteen companies including iSystems, which was acquired by Asure in 2017.

Patrick Goepel was elected to our board of directors in August 2009. He was subsequently appointed as Interim Chief Executive Officer on September 15, 2009, and became Chief Executive Officer as of January 1, 2010. On August 11, 2020, he was elected Chairman of our board of directors. Prior to joining Asure, he served as Chief Operating Officer of Patersons Global Payroll. Previously, he was the President and Chief Executive Officer of Fidelity Investment’s Human Resource Services Division from 2006 to 2008; President and Chief Executive Officer of Advantec from 2005 to 2006; and Executive Vice President of Business Development and US Operations at Ceridian from 1994 to 2005. A former board member of iEmployee, Mr. Goepel currently serves on the board of directors of APPD Investments, Clearfield, Inc., Summit Hosting Holdco, LLC and SafeGuard World International, Ltd.

Mr. Goepel brings to our board extensive knowledge and experience in the Company’s industry; deep knowledge of the Company’s day-to-day operations, strategic priorities, and markets; and extensive experience as a board member of private emerging growth companies.

Grace Lee joined our board of directors in August 2020. Ms. Lee is the senior vice president and chief human resources and diversity officer for Lumentum Holdings, joining there in August 2021, where she is responsible for the strategic leadership of global Human Resources, Diversity, Equity and Inclusion. Prior to that, she was the senior vice president and the Chief Human Resources and Diversity Officer at Cubic Corporation since October 2018. Prior to joining Cubic, she held similar roles at Charles River Laboratories, a publicly traded biotechnology company, from June 2016 to October 2018; Beckman Coulter, a Danaher operating company, from November 2014 to June 2016; TTM Technologies from November 2010 to November 2014; and IMI Severe Service (now IMI Critical Engineering) from July 2007 to November 2010. Ms. Lee received her master’s degree in human resources from Cornell University’s ILR School, her master’s degree in Global Leadership from the University of San Diego School of Business, and her bachelor’s degree in Communications from the University of the Philippines. She has been recognized as one of the top 50 chief diversity officers from the National Diversity Council.

Ms. Lee brings significant HCM depth to our board of directors.

Bradford Oberwager has served as a director since November 2018. Mr. Oberwager serves as Executive Chairman of both Linden Lab, the original Metaverse virtual world and Tilia.io a fintech company focused on virtual world payments. He is also founder and Chairman of Sundia Corporation, a consumer packaged goods business that he founded in December 2004. Previously, Mr. Oberwager founded and ran Jyve, a Silicon Valley based technology company revolutionizing labor, staffing, and merchandising, which was acquired by Advantage Solutions in 2021. He also owned and was CEO of Bare Snacks from December 2010 to September 2014 and which was listed on the Inc. 500 list for 2010 and 2011 and acquired in 2018 by PepsiCo. Mr. Oberwager received his BS in Finance from Georgetown University and his MBA in Strategic and Entrepreneurial Management from the Wharton School of Business, University of Pennsylvania.

Mr. Oberwager brings financial expertise combined with strategic experience and strong leadership skills. Mr. Oberwager is a co-founder and director of five companies and has founded and successfully sold three businesses.

Bjorn Reynolds joined our board of directors in April 2020. Mr. Reynolds is the founder of SafeGuard World International, Ltd., a US based international payroll services and PEO company and a licensee of our Asure HCM software, and has served as its Chief Executive Officer since its inception in January 2006. Mr. Reynolds is a highly experienced leader in the global payroll industry. Mr. Reynolds was nominated for the EY Entrepreneur of the Year 2018 award, recognized in 2016 as Payroll World’s Top 50 Most Influential People in Payroll, and received Workforce Management’s “Game Changer” award in 2012 for outstanding innovation in the HR market. Between 2000 and 2005, Mr. Reynolds served as a director of sales and marketing of Ceridian. From 1997 to 2000, Mr. Reynolds served as branch manager of HFC Bank (part of the Global HSBC Group).

Mr. Reynold’s management and leadership experience, along with his deep knowledge of the global payroll industry, makes him well-qualified to serve as a director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Director Independence - Our board of directors consists of a majority of independent directors as such term is defined under the rules of the Nasdaq Stock Market. The board of directors has determined that each of Ms. Lee and Messrs. Allen, Drew, Gill, Oberwager, and Reynolds are independent. The board of directors has also determined that all of the members of the board’s committees are independent as defined under the rules of the Nasdaq Stock Market, including in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Meetings and Attendance - Our board of directors met eleven times during the calendar year ended December 31, 2022. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which such director served. The board of directors requires that directors make a reasonable effort to attend the Company’s annual stockholder meeting. Last year, none of our directors were able to attend the annual meeting.

Committees - Committees of the board of directors include the Compensation Committee, the Nominating and Governance Committee, and the Audit Committee. Each Committee operates under a charter that has been approved by the board of directors and current copies of these charters are posted on our website, https://investor.asuresoftware.com/corporate-governance.

Compensation Committee - The Compensation Committee is responsible for approving the compensation arrangements of senior management and recommending approval by the board of directors of amendments to our benefit plans. In August 2020, our Board appointed Brad Oberwager to serve as Chair of the Compensation Committee. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee may engage an independent consultant to assist in compensation matters but has not done so. The Compensation Committee held three meetings during the calendar year ended December 31, 2022 and also met as part of meetings of the Board of Directors held during the calendar year ended December 31, 2022. The Compensation Committee members attended all meetings held during the calendar year ended December 31, 2022.

Nominating and Governance Committee - Under its charter, the Nominating and Governance Committee monitors significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies. The Nominating and Governance Committee has primary responsibility over Environmental, Social and Governance Principles at the board level and will advise the internal Environmental, Social, and Governance Committee. The Nominating and Governance Committee also is responsible for identifying and recommending the nominees for election to the board. In April 2021, our board appointed Grace Lee to serve as the chair of the Nominating and Governance Committee. The Nominating and Governance Committee did not meet during the calendar year ended December 31, 2022. Our board handled the duties delegated to our Nominating and Governance Committee during calendar year ended December 31, 2022.

Audit Committee - The Audit Committee operates under a charter adopted by the board of directors in accordance with the rules and regulations of the SEC, Section 3(a)(58)(A) of the Exchange Act and the Nasdaq Stock Market. In August 2020, our board appointed W. Carl Drew to serve as the chair of the Audit Committee. The board of directors has determined that Mr. Drew has the qualifications and experience necessary to serve as an “audit committee financial expert,” as defined by the SEC. The Audit Committee is the communication link between our board of directors and our independent registered public accounting firm. In addition to approving the appointment of the independent registered public accounting firm, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal auditing and internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate. The Audit Committee met four times during the calendar year ended December 31, 2022. The Audit Committee members attended all meetings held during the calendar year ended December 31, 2022.

Report of the Audit Committee - The following is the “Report of the Audit Committee” with respect to our audited financial statements for calendar year ended December 31, 2022 which include our Consolidated Balance Sheets as of December 31, 2022 and 2021, and the related Consolidated Statements of Comprehensive Income (Loss), Changes in Stockholders’ Equity and Cash Flows and the notes thereto for the calendar years ended December 31, 2022 and 2021. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

1.The Audit Committee has reviewed and discussed the above-referenced audited financial statements with management.
2.The Audit Committee has discussed with Marcum LLP, our independent registered public accounting firm for calendar year ended December 31, 2022, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
3.The Audit Committee has received the written disclosures and the letter from Marcum LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum LLP’s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP its independence from the Company.
4.Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our above-referenced audited financial statements be included in our annual report on Form 10-K for calendar year 2022.

This report is submitted by the Audit Committee,

W. Carl Drew, Chair
Benjamin Allen
Bjorn Reynolds

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Chief Executive Officer, Patrick Goepel, serves as Chairman of the Board. Due to the combined Chief Executive Officer and Chairman of the board roles, Daniel Gill serves as the Lead Independent Director. With respect to the appointment of a Lead Independent Director, the board acknowledges the importance of appointing a Lead Independent Director to maintain a strong independent board leadership structure that functions collaboratively with management while maintaining independent oversight. The Lead Independent Director role comes with significant authority and responsibilities. The primary responsibilities include: (i) ensuring the board has full, timely, and relevant information to support its decision-making requirements; (ii) advising the Chairman as to the appropriate schedule for board meetings and providing input on the preparation of agendas for board meetings; (iii) consulting with the Chairman and the board on the effectiveness of Board committees; (iv) calling and presiding over meetings of the board's non-employee directors; and (v) consulting with the Chairman as to the timeliness of the flow of information from the company that is necessary for the directors to effectively perform their duties. The lead independent director has the authority to call meetings of the non-employee directors and to call executive sessions of the non-employee directors in conjunction with any board meeting.

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, cybersecurity risks and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our Audit Committee also reviews programs for promoting and monitoring compliance with legal and regulatory requirements. Our Compensation Committee evaluates risks arising from our compensation policies and practices. The Audit Committee and the Compensation Committee provide reports to the full board of directors regarding these and other matters. Our Nominating and Governance Committee is responsible for managing risks associated with director succession, our governance structure and environmental, social, and governance (“ESG”) matters, among other matters.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to the non-employee directors for the year ended December 31, 2022 (includes amounts that were earned in calendar year ended December 31, 2021, and paid in 2022) (whole dollars):

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Daniel Gill(a)	$50,000	$40,440	$—	$90,440
Bradford Oberwager(a)	$50,000	$40,440	$—	$90,440
Bjorn Reynolds(a)	$45,625	$40,440	$—	$86,065
W. Carl Drew(a)	$50,000	$40,440	$—	$90,440
Benjamin Allen(a)	$45,000	$40,440	$—	$85,440
Grace Lee(a)	$46,875	$40,440	$—	$87,315
(a)On March 16, 2022, Mr. Drew, Mr. Reynolds, Ms. Lee, Mr. Allen, Mr. Gill, and Mr. Oberwager were each granted restricted stock units of 6,000 shares of our common stock. These restricted stock units vested on March 16, 2023. The amounts in this column represent the fair value of the restricted stock units as of the grant date as computed in accordance with FASB ASC Topic 718 (“ASC 718”) and SEC disclosure rules, excluding the impact of estimated forfeitures related to service-based vesting. Refer to Note 9, “Stockholders’ Equity, Employee Benefit Plans and Share-Based Compensation” in the Notes to the Consolidated Financial Statements included in our Form 10-K filed on February 27, 2023, for the relevant assumptions used to determine the valuation of our awards. The grant date fair value does not necessarily correspond to the actual economic value that may be realized for these awards.

The following table shows the aggregate number of stock and option awards outstanding for each of our non-employee directors as of December 31, 2022 (whole shares):

Name	Restricted Stock Unit Awards(1)	Option Awards(2)
Daniel Gill	7,194	20,000
Bradford Oberwager	7,194	20,000
Bjorn Reynolds	7,194	15,000
W. Carl Drew	7,194	15,000
Benjamin Allen	7,791	15,000
Grace Lee	7,791	15,000

(1)None of the restricted stock units were vested as of December 31, 2022.
(2)Includes 17,654 vested options held by each of Mr. Gill and Mr. Oberwager, 11,269 vested options held by Mr. Drew, and Mr. Reynolds, and 10,161 vested options held by Mr. Allen and Ms. Lee as of December 31, 2022.

Pursuant to our non-employee director compensation policy adopted in 2020, an annual retainer of $45,000 is paid to each independent director and while our non-employee director compensation policy does not provide for stock option or other equity award grants, our board of directors expects to make annual equity grants to our independent directors. No additional fees are paid for attendance at meetings. During 2022, we also paid the following additional annual retainers for service as committee chairs and for our Lead Independent Director:

Lead Independent Director	$5,000	per annum
Audit Committee Chair	$5,000	per annum
Compensation Committee Chair	$5,000	per annum
Nominating and Governance Committee Chair	$2,500	per annum

For 2023, we will continue to pay each non-employee director an annual retainer of $45,000 and pay annual retainers for service as our committee chairs and for our Lead Independent Director as conveyed in the table above. The board also expects to issue equity grants to its directors for their service to the board.

Mr. Goepel, as a director who is also our employee, does not receive any separate cash or equity compensation for his service as a director.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

A stockholder who wishes to communicate with the board of directors may do so by directing a written request addressed to the Chairman of the Board at the address appearing on the first page of this proxy statement.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

In 2023, we intend to continue our efforts to formalize and improve our ESG programs as well as to increase transparency and disclosure about these programs. Our ESG committee, comprised of non-officer employees, is dedicated to the development and oversight of these programs and is advised by the Nominating and Governance Committee. Pursuant to the Nominating and Governance charter, the Nominating and Governance Committee has primary responsibility over ESG matters at the board level.

As reflected elsewhere in this proxy statement, we continued our commitment in 2022 to strong corporate governance principles. Our activities in this area include annual election of all directors, committees of the board comprised of only independent directors, prohibition on pledging and hedging our stock, and appointment of a lead independent director. We also continued to enhance our strong corporate ethics and compliance policies by introducing enhancements to our Code of Business Conduct and Ethics to expressly prohibit Asure employees and agents from promising, offering or authorizing payment of anything of value to any government official to obtain or retain business, to secure other improper advantage or to improperly influence a government official’s actions.

Some of our efforts to further our social and environmental principles include the programs described below.

Social Responsibility. As a leader in the human capital management industry, we believe that human capital management strategies are an important part of our company values – embrace change; lead with integrity; own the outcome; deliver awesome; and be a good human.

We have the following programs in place to enforce our company values to lead with integrity and deliver awesome. We currently offer paid SHRM-CP training and certification (from the Society for Human Resource Management) to our HR professionals and Certified Payroll Professional (“CPP”) training and certification (from the American Payroll Association) to our payroll specialists to enable these employees to increase their knowledge base and obtain valuable credentials in their fields.

Environmental Sustainability. Asure recognizes the importance of protecting and maintaining the quality of the environment as an integral part of our operations and is committed to environmental responsibility in the conduct of our operations. Asure supports its policy on environmental sustainability through both customer-facing and internal initiatives. First, our solutions help clients leverage digital HR solutions and technology to minimize printing waste, including through electronic payrolls to client employees and electronic signature technologies. Second, internally, we have adopted an environmental management system that encourages recycling and waste management in our business practices and operating procedures. This support includes a commitment to the purchase, use, and disposal of products and materials in a manner that will best utilize natural resources and minimize any negative impact on the earth's environment. Special recycling receptacles have been set up at our offices to promote the separation and collection of designated recyclable materials. We encourage reducing and, when possible, eliminating the use of disposable products. Our source reduction decreases the consumption of valuable resources through workplace practices such as: communication through email and video conferencing and posting employee memos and key document resources on the company intranet; using digital business forms, two-sided photocopying, and minimum packaging; reusing paper clips, folders, binders, packaging material and wooden pallets; and turning off lights when rooms are not in use. We strive to continuously improve our environmental efforts and the impact of our operations on the environment and we have not suffered any major environmental controversy. Our operations do not generate hazardous waste. Despite our efforts to promote environmental sustainability, there are limited risks to the environment related to our business. Specifically, our payroll operations use paper in the printing of payroll checks. Those checks are mailed through the US Postal Service, which may increase fuel consumption and related fuel emissions. We also may be using electricity in certain of our business operations, which is generated by coal. Asure requires its vendors to adopt environmental sustainable plans. Specifically, its Vendor Code of Conduct states that vendors should operate in an environmentally responsible manner, strive to minimize adverse impact on the environment, and comply with all environmental laws, rules, and regulations in the countries in which they operate.

Employee Wellness. We continue to offer affordable health, dental and vision care to all full-time employees, and part-time employees working more than 20 hours per week. In addition, we provide a generous contribution to employees’ health savings accounts, and offer an employee assistance program to all employees that provides behavioral counseling, monthly educational seminars, legal and financial consultants, and resources on a number of topics important to employee well-being. We also offer a generous Paid Time Off (“PTO”) program, which includes unlimited PTO for director level and above employees, as well as a fitness reimbursement program. As of December 31, 2022 approximately 48% of our employees worked remotely and with respect to employees who worked in the office, we complied with all CDC, state, and local guidelines related to COVID 19.

Data Security. We have the highest commitments to protecting the security of our clients’ information and our internal payroll processes. We maintain SOC 1 and SOC 2 certifications and adhere to NIST guidance on security best practices. Additionally, we employ a director of information security who reports to senior management on a quarterly basis on matters impacting the company’s security and privacy practices. All of our employees are required to go through annual internal infosecurity training, and members of our payroll team receive enhanced fraud prevention and security training. We have also invested in additional fraud prevention tools including software used in connection with our AML/BSA compliance program and we participate in industry-run payroll fraud prevention organizations.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These individuals are required to abide by the Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. The Company’s Code of Business Conduct and Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of its business. Any waivers of the Code of Business Conduct and Ethics for directors or executive officers must be approved by the board of directors. The full text of the Company’s Code of Business Conduct and Ethics is published on our website at https://investor.asuresoftware.com/corporate-governance. We intend to disclose future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.

ANTI-HEDGING POLICY

Under the Company’s insider trading policy, directors, executive officers, and certain other employees who given their roles are reasonably likely to have access to material non-public information, as well as persons sharing their households, are prohibited from engaging in any hedging transactions or other speculative trading in the Company’s securities unless advance approval is obtained from the Company’s compliance committee. Prohibited transactions include short sales, options trading, trading on margin or pledging, and hedging or monetization transactions (including the purchase of financial instruments that hedge or are designed to hedge or offset a decrease in the market value of our securities).

LABOR AND HUMAN RIGHTS POLICY

Asure’s “Labor and Human Rights Policy” formalizes the Company’s commitment to preserving and promoting the fundamental rights of others as reflected in our commitment to labor and human rights. Our codes, standards and programs are built around the recognition that everything we do in connection with our work must reflect the highest possible standards of ethical business conduct and all employees must be treated with respect and dignity. Our commitment to international human rights standards and local laws are rooted in our core values and reinforced through our “Code of Business Conduct and Ethics” and other company policies. We support the aim of the International Labor Organization (“ILO”), the Universal Declaration of Human Rights (UDHR), the International Bill of Human Rights, and the UN Guiding Principles on Business and Human Rights to arrive at universally accepted labor standards and have therefore adopted internal policies, standards, procedures, and guidelines that are aligned with these policies. Asure’s management is strongly committed to ensuring the continuing development and implementation of our “Labor and Human Rights Policy” and will continue to regularly evaluate these policies to ensure an effective outcome and adherence by our employees as well as holding our suppliers and vendors to the same standards. Additionally, Asure will ensure all employees receive training and/or education enabling them to embody our commitment to these principles.

POLICY ON FREEDOM OF SPEECH AND EXPRESSION

Asure strives to enable its employees to pursue truth, seek knowledge, and develop understanding of what it means to be a member of a civil society. Freedom of speech and expression are indispensable to Asure’s mission. While each member of Asure enjoys freedom of speech and expression both within and outside the workplace, such freedom also comes with responsibility. Asure vigorously supports the rights of all employees of Asure to freely express their views and to peacefully and lawfully protest against actions and opinions with which they disagree. Asure also recognizes that the right to free speech and expression is not absolute. It must be balanced against the company’s obligation to the principles of freedom and to provide a secure and civil environment where employees can freely exchange ideas and openly engage in deliberation and debate. Open-mindedness, civility, respect, decency, and sensitivity for the opinions and rights of others, however different from one’s own, are crucial to fulfilling Asure’s mission. Asure is committed to freedom of speech and expression and therefore does not have an obligation to insulate members of the Asure team from ideas and opinions that are objectionable, offensive, unwise, ill-conceived, or hateful in nature. Unprotected speech violates the law or Asure policies. It shall be prohibited and handled through established disciplinary processes (Asure’s Employee Handbook outlines its disciplinary policies and procedures). Consistent with the Code of Business Conduct and Ethics, the Company offers training for employees of Asure about civil discourse and the freedom of speech and expression. Support and resources are provided for members of Asure Software who experience speech or expression that they find objectionable, offensive, unwise, ill-conceived, or hateful in nature.

ANTI-HUMAN TRAFFICKING POLICY

Asure complies with the United States government’s prohibitions on trafficking in persons. Asure is committed to a work environment that is free from human trafficking and slavery, which for purposes of this policy includes forced labor and unlawful child labor. Asure will not tolerate or condone human trafficking or slavery in any part of our global organization. Asure’s employees and its joint ventures, and direct and indirect suppliers, vendors, contractors, subcontractors, business partners, service providers, independent contractors, consultants, and others through whom Asure conducts business must avoid complicity in any practice that constitutes trafficking in persons or slavery.

VENDOR CODE OF CONDUCT

Asure’s “Vendor Code of Conduct” formalizes our commitment to ensuring our vendors reinforce our values and sets forth our expectations that our vendors operate in compliance with the principles outlined in this Code. Asure expects our vendors to conduct their operations in accordance with all applicable professional standards, legal requirements, and this Code. The provisions of this Code are in addition to those specified in any agreement between a vendor and Asure. Failure to comply with the terms of this Code may jeopardize a vendor’s relationship with Asure, up to and including termination of some or all of the services being provided by a vendor to Asure. Applicable terms in a vendor’s contract with Asure supersede any conflicting provisions of this Code.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Marcum LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the calendar year ending December 31, 2023. We are advised that no member of Marcum LLP has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

Stockholder ratification is not required for the selection of Marcum LLP, because the Audit Committee has the responsibility for the selection of the Company’s independent registered public accounting firm. Nonetheless, the selection is being submitted for ratification at the Annual Meeting solely with a view toward soliciting the stockholders’ opinion thereon, which opinion will be taken into consideration in future deliberations. Even if the selection of Marcum LLP is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and its stockholders.

A representative of Marcum LLP will be attending the Annual Meeting and will be available for questions. This representative will further have an opportunity to make a statement if the representative desires.

The Board of Directors recommends voting “FOR” ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF FEES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of the independent registered public accountants for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval. The first category (Audit Fees) includes audit work performed in the preparation of financial statements, as well as work that generally only our independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards. The second category (Audit-Related Fees) includes assurance and related services that are traditionally performed by our independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements. The third category (Tax Fees) includes all services performed by our independent registered public accountants’ tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice. The fourth category (All Other Fees) includes items associated with services not captured in the other categories. We generally do not request services other than audit, audit-related and tax services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accountants and management to report actual fees versus the budget at least annually by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before such engagement.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated, reports for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees - The Company incurred aggregate fees in the amount of $326,000 and $290,000 for professional audit services rendered by Marcum LLP for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the calendar years ended December 31, 2022, and December 31, 2021, respectively.

Audit-Related Fees - The Company incurred $4,981 and $7,380 for assurance and related services rendered by Marcum LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Services” above for the calendar years ended December 31, 2022, and December 31, 2021, respectively.

Tax Fees - The Company incurred no fees for professional services rendered by Marcum LLP for tax compliance, tax advice and tax planning for the calendar years ended December 31, 2022, and December 31, 2021, respectively.

All Other Fees – The Company incurred $25,293 for professional services rendered by Marcum LLP in connection with stand-alone financial statements of a subsidiary for the calendar year ended December 31, 2022.

The Audit Committee has determined that the provision of services covered by the four preceding paragraphs is compatible with maintaining our independent registered public accounting firm’s independence from the Company.

ITEM 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in the proxy statement. Although the stockholder vote is an advisory vote only and is not binding on our company or our board of directors, our board and our Compensation Committee will consider the voting results when making future compensation decisions. We currently hold our say-on-pay vote every year, so the next advisory vote on the compensation of our named executive officers will occur at our 2024 Annual Meeting.

As described in the “EXECUTIVE COMPENSATION” section immediately below, we believe that our Executive Compensation Program (1) provides a competitive total compensation program that enables us to attract, retain and motivate our executive officers, and (2) aligns the interests of our named executive officers with the interests of our stockholders by focusing on both short-term and long-term performance goals, by promoting ownership of our company, and by rewarding individual performance. For these reasons, we recommend that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of Asure Software, Inc.’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosures.”

The Board of Directors recommends voting “FOR” approval of the advisory vote to approve the compensation of our named executive officers.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth information as of March 16, 2023 concerning the executive officers of the Company (other than Mr. Goepel, whose biographical information appears in the table under the Election of Directors section above).

Name	Age	Present Office(s) Held in Our Company
Patrick Goepel	61	Chairman and Chief Executive Officer
Eyal Goldstein	47	President and Chief Revenue Officer
John Pence	52	Chief Financial Officer and Corporate Secretary
There are no family relationships among any of the Company’s executive officers and directors.

Eyal Goldstein joined Asure as Chief Revenue Officer in December 2016, and our board appointed him to serve as President in August 2020. Prior to joining Asure, Mr. Goldstein served as Chief Revenue Officer of Insight Venture Partner’s FilmTrack, a global rights management platform, from March 2013 to December 2016. He previously served three years as Executive Vice President of DAZ Systems, a software company. Prior to DAZ he was Regional Vice President at Oracle Corp. and also served as Vice President at Ceridian Corporation. Mr. Goldstein earned a bachelor’s degree in English from University of Nevada, Las Vegas.

John Pence joined Asure as Chief Financial Officer in November 2020. Prior to joining Asure, Mr. Pence held positions as a CFO as well as a COO at several leading enterprises, including Mobi Corp, a software company, from February 2010 to December 2017 and Beneplace LLC, a leading HR benefits provider, from September 2018 to January 2020. He has 30 years of leadership experience in accounting, finance, and operations at a variety of both publicly traded and privately held technology companies that served both large and small businesses. Mr. Pence is a Certified Public Accountant and received his BBA in Finance and Accounting from the Red McCombs School of Business at the University of Texas, Austin.

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded or paid to, or earned by, our Chief Executive Officer and our two most highly compensated executive officers serving in such capacity on December 31, 2022. We refer to these employees collectively as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(a)	Stock Awards(b)	Option Awards(b)	Non-Equity Incentive Plan Compensation	All Other Compensation(c)	Total
Patrick Goepel	2022	$351,200	$425,000	$—	$263,218	$—	$27,450	$1,066,868
Chief Executive Officer	2021	$367,051	$210,000	$—	$210,511	$—	$6,500	$794,062

Eyal Goldstein	2022	$326,200	$500,000	$—	$116,986	$—	$75,390	$1,018,576
Chief Revenue Officer	2021	$340,833	$162,500	$—	$545,816	$—	$51,875	$1,101,024

John Pence	2022	$322,033	$259,000	$—	$175,478	$—	$27,450	$783,962
Chief Financial Officer	2021	$310,609	$162,500	$—	$210,511	$—	$4,725	$688,345

(a)Constitutes annual performance-based bonuses paid to the named executive officer pursuant to the Company’s performance-based cash bonus program in which each of our named executive officers participates and includes amounts earned in 2021 but paid in 2022 and earned in 2022 but paid in 2023.
(b)The amounts reported in this column represent the aggregate value of the restricted stock units and stock option awards granted based on their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Refer to Note 9, “Stockholders’ Equity,” in the Notes to the Consolidated Financial Statements appearing in our annual report on Form 10-K filed on February 27, 2023 for the relevant assumptions used to determine the valuation of our stock awards.
(c)Amounts in this column include the dollar value of any non-elective safe harbor contributions made by the Company to the 401(k) account of the named executive officer during the calendar year, a discretionary profit sharing contribution per executive officer earned in the year reported, but paid in the following year and approximately $47,000 in living expenses to Mr. Goldstein for his apartment in Austin, Texas during calendar years 2021 and 2022.

Narrative to Summary Compensation Table

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For fiscal year 2022, Mr. Goepel, Mr. Goldstein, and Mr. Pence had annual base salaries of $350,000, $325,000, and $325,000, respectively. The annual base salaries were determined by our Compensation Committee.

As of January 1, 2023, Mr. Goepel, Mr. Goldstein, and Mr. Pence’s base salaries will be $425,000, $400,000, and $370,000 respectively. The new annual base salaries for our named executive officers were approved by the Compensation Committee in December 2022.

2022 Bonuses

We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2022. Each of our named executive officers’ target bonus was equal to 60% - 75% of base salary for 2022 and earned subject to the achievement of certain performance criteria, as determined by the Compensation Committee. The 2022 annual bonuses paid to Mr. Goepel, Mr. Goldstein, and Mr. Pence were $425,000, $500,000, and $259,000, respectively. The Compensation Committee approved targeted bonuses equal to 70% - 100% of base salary for 2023 for each of our named executive officers, subject to the achievement of certain performance criteria.

Equity Compensation

Historically, we have granted options to purchase our common stock to our named executive officers in connection with their commencement of employment and have a practice of granting options to purchase our common stock and/or restricted stock units to our named executive officers annually after their year of hire. Our stock options generally vest over 3 or 4 years, with the first installment vesting on the first anniversary of the date of grant and then quarterly thereafter. The exercise price per share of the options we grant to our named executive officers equals the closing trading price of our common stock on the date of grant or, if our stock is not traded on that date, the immediately preceding trading date.

Restricted stock units typically vest one third on the first anniversary of the grant date and the remaining two thirds vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date.

On March 9, 2022, Mr. Goepel, Mr. Goldstein, and Mr. Pence were each granted options to purchase 90,000, 40,000, and 60,000 shares, respectively, at an exercise price of $6.74 per share. These options vest one third on the first anniversary of the grant date and the remaining two thirds vest over a period of two years in equal monthly installments, with the last such vesting date being the third anniversary of the grant date.

On January 1, 2023 Mr. Goepel, Mr. Goldstein, and Mr. Pence were each granted restricted stock units of 50,000, 45,000, and 30,000, respectively. These restricted stock units vest one third on the first anniversary of the grant date and the remaining two thirds vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date.

Also, on January 1, 2023, each of Mr. Goepel, Mr. Goldstein and Mr. Pence were granted performance stock units at a target amount of 50,000, 45,000 and 30,000 restricted stock units. Each performance stock unit will convert into 1 restricted stock unit. The number of restricted stock units into which the performance stock units convert for each named executive officer will be a sliding scale between 0% to 200% of the target amount based on the Company’s achievement of certain performance metrics tied to the Company’s recurring revenue and gross profit for 2023. Once converted, the restricted stock units will vest as follows: one-third on the date they are converted (which is expected to be between January 1, 2024, and March 31, 2024), one-third will vest on January 2, 2025, and one-third will vest on January 2, 2026.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. In December 2022, the Compensation Committee approved a discretionary Profit Sharing Contribution for 2023 of $19,800 per executive officer to be funded consistent with the Company’s standard 401(k) non-elective safe harbor contribution. In addition, all of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance.

Perquisites, Tax Gross-Ups and Other Personal Benefits

Except as provided in the Summary Compensation Table under “All Other Compensation,” we do not provide perquisites, tax gross-ups or other personal benefits to our named executive officers.

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE

The following table sets forth information concerning unexercised options and stock awards for each of the named executive officers listed in the Summary Compensation Table, outstanding as of December 31, 2022:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Patrick Goepel	6/30/2020(1)	125,001	24,999	$6.43	6/30/2025
	6/30/2020(2)	—	—	$—		1,331	$10,422
	5/13/2021(3)	31,677	28,323	$7.86	5/13/2026
	3/16/2022	—	90,000	$6.74	3/16/2027

Eyal Goldstein	9/2/2019	60,000	—	$6.44	9/2/2024
	6/30/2020(1)	50,003	9,997	$6.43	6/30/2025
	6/30/2020(2)	—	—	$—		1,250	$9,788
	5/13/2021(3)	31,677	28,323	$7.86	5/13/2026
	12/27/2021(4)	33,350	66,650	$7.72	12/27/2026
	3/16/2022	—	40,000	$6.74	3/16/2027

John Pence	11/10/2020(5)	—	—	$—		3,330	$26,074
	11/10/2020(1)	52,086	22,914	$6.95	11/10/2025
	5/13/2021(3)	31,677	28,323	$7.86	5/13/2026
	3/16/2022	—	60,000	$6.74	3/16/2027
(1)Option vests and becomes exercisable in respect of 33% of the shares underlying the option on the first anniversary of the grant date and in respect of 2.78% of the shares underlying the option monthly thereafter, in each case, subject to the executive’s continued service to the Company through the applicable vesting date.
(2)Represents grant of restricted stock units that vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2022, which was $7.10.
(3)Represents grant of non-qualified stock options issued to Mr. Goepel, Mr. Goldstein, and Mr. Pence on May 13, 2021, which non-qualified stock options vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date.
(4)Represents grant of non-qualified stock options issued to Mr. Goldstein on December 27, 2021, which non-qualified stock options vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date.
(5)Represents grant of restricted stock units that vest 33% on the first anniversary of the grant date and the remaining shares vest over a period of two years in equal quarterly installments, with the last such vesting date being the third anniversary of the grant date. The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2022, which was $7.10.

EXECUTIVE COMPENSATION ARRANGEMENTS

We are party to an offer letter with each of our named executive officers, other than Mr. Goepel, pursuant to which we require our named executive officers to enter into our standard confidentiality agreement and establish the named executive officer’s initial base salary, discretionary bonus eligibility and benefit entitlements.

We entered into an amended and restated employment agreement with Mr. Goepel in August 2011. Under the employment agreement, we provided for Mr. Goepel to be paid an annual base salary, to be eligible to receive a discretionary annual bonus, for certain benefit entitlements and for an initial equity award grant in the form of a stock option. Under the employment agreement, in the event Mr. Goepel’s employment is terminated by us for other than cause, he is entitled to receive six months of base salary.

In December 2017, our compensation committee adopted the Company’s Executive Change in Control Severance Plan (the “CIC Plan”). Under the CIC Plan, in the event we terminate the employment of a named executive officer without cause or a named executive officer resigns for good reason, in each case, during the twelve month period commencing on a change in control (or within 90 days prior to the change in control if such termination is at the request of the third party effecting the change in control), the Company will (i) continue to pay the named executive officer his or her base salary for 12 months, (ii) a pro-rated target bonus, (iii) continued health care coverage for up to 12 months, (iv) full accelerated vesting of all outstanding equity awards and (v) each option shall remain exercisable for its full term. Any such severance benefits are subject to the named executive officer providing the Company a general release of claims. Severance payable to Mr. Goepel under the CIC Plan will be reduced by any severance paid in connection with his amended and restated employment agreement.

PAY VERSUS PERFORMANCE DISCLOSURE

The following table presents, for each of the two most recent years:

◦total compensation, as calculated in the Summary Compensation Table (“SCT”), for our CEO (“Principal Executive Officer” or “PEO”) and an average for our other Named Executive Officers (“Non-PEO NEOs”);

◦compensation actually paid (“CAP”) to the PEO and Non-PEO NEOs, an SEC prescribed calculation which adjusts total compensation for the items described below and which does not equate to realized compensation;

◦our cumulative total shareholder return since the last trading day before the earliest year presented; and
◦our net income.

Pay Versus Performance Table

Included in the table below is the annual compensation paid to our executives and our financial performance for each of the two previous years.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(3)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return(4)	Net Income (Loss) (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$1,066,868	$1,339,783	$901,269	$1,196,313	$119.28	$(14,466)
2021	$794,062	$1,266,074	$894,685	$1,192,339	$110.28	$3,193

(1)For the years 2022 and 2021, this is the total compensation, as disclosed in the Summary Compensation Table above, for Mr. Goepel, our Principal Executive Officer (“PEO”).
(2)For the years 2022 and 2021, this is the average total compensation, as disclosed in the Summary Compensation Table above, for Mr. Goldstein and Mr. Pence, our non-PEO Named Executive Officers.
(3)Compensation Actually Paid is the Summary Compensation Table total for the PEO (column (b) above) and Average Summary Compensation Table total for the Non-PEO NEOs (column (d) above), as applicable, with the following adjustments to the value of equity adjusted as follows pursuant to Item 402(v)(2)(iii)(C) of Regulations S-K:

	2022	2021	2022	2021
			Non-PEO	Non-PEO
	PEO	PEO	(Average)	(Average)
SCT Total Compensation	$1,066,868	$794,062	$901,269	$894,685
Subtract: Grant date fair value of equity awards granted during the covered year	(263,218)	(210,511)	(146,232)	(378,164)
Add: Fair value as of end of covered year of equity awards granted during covered year that were outstanding and unvested as of end of covered year	345,674	161,273	192,042	326,608
Add: Change in fair value from end of prior year to end of current year for equity awards granted in prior years that were outstanding and unvested at end of current year	8,862	(39,133)	(1,561)	(16,934)
Add: Fair value as of vesting date of equity awards that were granted and vested in same year	—	—	—	—
Add: Change in fair value from end of prior year to vesting date of equity awards granted in prior years that vested in covered year	181,597	560,383	250,795	366,144
Subtract: Fair value at end of prior year of equity awards granted in prior years that failed to vest (forfeited) in covered year	—	—	—	—
Add: Dollar amount of dividends or other earnings paid on equity awards in covered year prior to vesting date that are not included in total compensation for covered year	—	—	—	—
Compensation Actually Paid	$1,339,783	$1,266,074	$1,196,313	$1,192,339
(4)The value is based on a fixed investment of one hundred dollars in our common stock measured from the market close on December 31, 2020 (the last trading day of 2020) through and including the end of the fiscal year for each year reported in the table.

Analysis of the Information Presented in the Pay Versus Performance Table

Our board and Compensation Committee generally seek to align the interests of stockholders with our named executive officers by incentivizing long-term performance and through the use of short-term cash incentives. Therefore, we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year and the Compensation Committee did not consider this information in making its executive compensation decisions. Instead our executives were paid in both 2022 and 2021 based on the achievement of annual corporate goals, which are focused on driving recurring revenue and adjusted EBITDA generation. Adjusted EBITDA is a non-GAAP financial metric to encourage activities that support long-term performance of total stockholder return, our executives are compensated at least annually with service-based restricted stock units or stock options to ensure that their interests are aligned with those of our stockholders. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Net Income (Loss)

The Company does not look to net income (loss) as a performance measure for its executive compensation program and instead looks at other financial metrics, such as recurring revenue and adjusted EBITDA (which is a non-GAAP number) to evaluate the Company’s performance. From 2021 to 2022 the Company went from having net income of $3,193,000 (which included $18,845,000 of extraordinary gains) to a net loss of $14,466,000. Without the extraordinary gains, the Company would have had a net loss of $15,652,000 in 2021. Compensation actually paid for both our PEO and non-PEO NEOs increased between 2021 and 2022. The increase in compensation actually paid to our named executive officers from 2022 over 2021 generally reflects cash bonuses for the achievement of annual corporate and strategic objectives. The increase in compensation actually paid to our named executive officers compared to the summary compensation table primarily reflects the increase in the value of our common stock as compared to the grant date fair value of their equity awards.

Compensation Actually Paid and Cumulative TSR

We utilize several performance measures to align executive compensation with the Company’s performance, but historically have not used financial performance measures such as total shareholder return. As described under the Narrative to Summary Compensation Table section of this Proxy Statement, part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonuses and equity awards that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals. The Board believes that the key performance measurements are recurring revenue growth and adjusted EBITDA generation and we align our performance metrics and payment of incentives to our NEOs based on these metrics, which the Company believes are the primary drivers that would impact the Company’s enterprise valuation and therefore, ultimately, total stockholder return.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of March 16, 2023, by each person who is known by us to beneficially own more than five percent of our common stock, each of our directors, director nominees, and named executive officers, and all directors and executive officers as a group.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Private Capital Management, LLC	3,797,305	(3)	18.5%
ArrowMark Colorado Holdings, LLC	1,778,292	(4)	8.7%
Archon Capital Management LLC	1,294,987	(5)	6.3%
Patrick Goepel	1,131,687	(6)	5.5%
Eyal Goldstein	201,571	(7)	*
John Pence	139,967	(8)	*
Daniel Gill	132,912	(9)	*
W. Carl Drew	55,081	(10)	*
Benjamin Allen	37,536	(11)	*
Bradford Oberwager	34,768	(12)	*
Grace Lee	20,203	(13)	*
Bjorn Reynolds	13,191	(14)	*
All directors and executive officers as a group (9 persons)	1,766,916		8.4%

*    Indicates ownership of less than 1% of the total outstanding shares

(1)Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of our common stock issuable upon exercise of outstanding options and restricted stock units that vest within 60 days after March 16, 2023.
(2)Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the footnotes to the table, the percentages indicated are based on 20,482,111 shares of our common stock issued and outstanding on March 16, 2023. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.
(3)Pursuant to Schedule 13G (Amendment No. 4) filed with the SEC on February 10, 2023, Private Capital Management, LLC holds sole voting and dispositive power over 1,262,054 shares and shared voting and dispositive power over 2,535,251 shares. The principal business address of the reporting person is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108. Private Capital Management, LLC is an investment advisor registered under the Investment Company Act of 1940 and beneficially owns shares of our common stock on behalf of investment funds or accounts it manages.
(4)Pursuant to Schedule 13G (Amendment No. 5) filed with the SEC on February 14, 2023, ArrowMark Colorado Holdings, LLC (“ArrowMark”) holds sole voting and dispositive power over 1,778,292 shares as of December 31, 2022. ArrowMark is an investment advisor registered under the Investment Company Act of 1940 and beneficially owns shares of our common stock on behalf of investment funds or accounts it manages. Arrowmark’s address is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(5)Pursuant to Schedule 13G (Amendment No. 2) filed by Archon Capital Management LLC and Constantinos Christofilis with the SEC on February 13, 2023, Archon Capital Management LLC holds shared voting and dispositive power over 1,294,987 shares, and Constantinos Christofilis holds shared voting and dispositive power over 1,294,987 shares. Archon Capital Management LLC is the relevant entity for which Constantinos Christofilis may be considered a control person. The principal business addresses of the reporting persons are Archon Capital Management LLC, 1100 19th Avenue E, Seattle, Washington 98112 and Constantinos Christofilis c/o Archon Capital Management LLC, 1100 19th Avenue E, Seattle, Washington 98112.
(6)Consists of 916,557 shares held directly by Mr. Goepel and 215,130 shares issuable upon vesting of restricted stock units and exercise of options exercisable within 60 days of March 16, 2023.
(7)Consists of 35,367 shares held directly by Mr. Goldstein and 166,204 shares issuable upon vesting of restricted stock units and exercise of options exercisable within 60 days of March 16, 2023.
(8)Consists of 17,504 shares held directly by Mr. Pence and 122,463 shares issuable upon vesting of restricted stock units and exercise of options exercisable within 60 days of March 16, 2023.
(9)Consists of 114,568 shares held directly by Mr. Gill or through his revocable trust, as well as 18,344 shares issuable upon the vesting of restricted stock units and the exercise of options exercisable within 60 days of March 16, 2023.
(10)Consists of 42,568 shares held directly by Mr. Drew and 12,513 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2023.

(11)Consists of 25,854 shares held directly by Mr. Allen and 11,682 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2023.
(12)Consists of 24,492 shares held directly by Mr. Oberwager and 10,276 shares issuable upon exercise of options exercisable within 60 days of March 16, 2023.
(13)Consists of 8,521 shares held directly by Ms. Lee and 11,682 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2023.
(14)Consists of 9,847 shares held directly by Mr. Reynolds and 3,344 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2023.

APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The board of directors reviews all transactions involving the Company in which any of our directors, director nominees, significant stockholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. No directors or officers were involved in a transaction that exceeded $120,000. All directors, director nominees and executive officers must notify us of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either the Audit Committee or a special committee of independent directors, which determines whether or not to approve the transaction. After such review, the reviewing body approves the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Review and approval of such transactions fall under Section D(2) of the Company’s Audit Committee Charter.

OTHER MATTERS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of the Company’s common stock (“10% Stockholders”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Such officers, directors, and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon information provided to the Company by individual officers, directors, and 10% Stockholders, Asure believes that all of these filing requirements were satisfied by the Company’s officers, directors, and 10% Stockholders in calendar year 2022.

STOCKHOLDER PROPOSALS

A stockholder seeking to include a proposal in our proxy statement and form of proxy card for the 2024 Annual Meeting must submit such proposal to us by December 21, 2023. Shareholder proposals for inclusion in our proxy statement must comply with SEC Rule 14a-8 and should be addressed to: Corporate Secretary, Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701. If the date of the 2024 Annual Meeting is changed by more than 30 days from the date of the 2023 Annual Meeting, then the deadline for inclusion of proposals in our proxy statement is a reasonable time before we begin to print and mail our proxy materials.

A stockholder may also nominate a director or bring other business before the stockholders at the 2024 Annual Meeting but must comply with the advance notice procedures in our Bylaws. In general, the Bylaws require written notice of any stockholder proposals for other business or director nominations to be delivered or mailed to and received by the Secretary at our principal executive offices at 405 Colorado Street, Suite 1800, Austin, Texas 78701 between February 15, 2024 and March 16, 2024, and the written notice must contain the specific information required in our Bylaws. If the date of the 2024 Annual Meeting changes by more than 30 days from the anniversary date of the 2023 Annual Meeting, the written notice must be received by us no later than the close of business on the 10th day following the earlier of the date on which we first mail notice of the date of the 2024 Annual Meeting or otherwise make public disclosure of the date. Proposals for director nominees and other business submitted through this process will not be included in our proxy materials sent to stockholders prior to the meeting.

Under our Bylaws, the stockholder’s notice of a director nomination must set forth (a) as to each person whom the stockholder proposes to nominate for election as director, all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, including such person’s written consent to being named as a nominee and to serve as a director if elected; (b) as to the stockholder giving notice, the name and address of the person as they appear on our books and the class and number of shares beneficially owned and owned of record by the person; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the person and the class and number of share beneficially owned by the person.

Under our Bylaws, the stockholder’s notice of a proposal for other business must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing the business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of our shares of our common stock that are owned beneficially and of record by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is being made; and (iv) any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

The above summary of our Bylaws is qualified in its entirety by reference to the full text of our Bylaws. In addition to the notice and information requirements contained in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2024 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

In addition to complying with the deadlines set forth above, to comply with the universal proxy rules of the SEC, stockholders intending to solicit proxies in support of director nominees (other than nominees of the Board) for the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and postmarked or transmitted electronically no later than March 16, 2024; except that, if the date of the 2024 Annual Meeting has changed by more than 30 days from the previous year, then such notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

PROXY SOLICITATION AND COSTS

The enclosed proxy is being solicited by the board of directors of the Company. We will bear the entire cost of solicitation of proxies on behalf of the Company, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy card, and the enclosed annual report for fiscal year 2022. We will reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their costs of sending the proxy soliciting material to our beneficial owners. Our officers, directors and other regular employees may, without additional compensation, solicit consents personally or by facsimile, telephone, e-mail, or special letter.

HOUSEHOLDING

Some banks, brokers and other record holders engage in the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. We will promptly deliver an additional copy of either document to any stockholder who writes or calls us at the following address or phone number: Investor Relations, Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701, (512) 859-3562. Stockholders may also use the above contact information for requests from (i) individual stockholders in households currently receiving a single copy of annual reports and proxy statements who wish to receive separate copies in the future and (ii) two or more stockholders in households receiving multiple copies of annual reports and proxy statements who wish to receive a single copy of annual reports and proxy statements in the future.

THIRD AMENDED AND RESTATED RIGHTS AGREEMENT

The Company entered into a Third Amended And Restated Rights Agreement effective October 28, 2022, with American Stock Transfer & Trust Company LLC (the “Rights Agreement”) to protect the Company’s ability to carry forward its net operating losses (the “NOLs”). The Rights Agreement is designed to assist in limiting the number of 5% or more beneficial owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Any such “change of ownership” under these rules would limit or eliminate our ability to use our existing NOLs for federal income tax purposes. The Rights Agreement was not adopted as an anti-takeover measure.

As of December 31, 2022, we had federal net operating loss carryforwards of approximately $47.4 million and research and development credit carryforwards of approximately $3.5 million, which will expire in varying amounts in years 2023 through 2042.

The Rights imposes a significant penalty upon any person or group that acquires 4.9% or more (but less than 50%) of the Company’s then-outstanding common stock. A person or group that acquires shares of the Company’s common stock in excess of the above-mentioned applicable threshold, subject to certain limited exceptions, is called an “Acquiring Person.”However, a person will not be an “Acquiring Person” if our board of directors determines that such person who would otherwise be an “Acquiring Person,” has become such inadvertently and such person divests as promptly as practicable (as our board of directors determines) a sufficient number of shares of common stock so that such person would no longer be an Acquiring Person. Our board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Agreement if it determines the acquisition by such person or group will not jeopardize our NOLs or other tax benefits or is otherwise in the Company’s best interest.

To assist us in preserving our ability to preserve the use of our NOLs, we ask that stockholders who are approaching beneficial ownership of 5.0% to connect us at Asure Software, Inc., c/o Secretary, 405 Colorado Street, Suite 1800, Austin, Texas 78701, (512) 859-3562.

ANNUAL REPORT ON FORM 10-K

We will provide to any stockholder without charge a copy of our 2022 annual report on Form 10-K upon written request to our Secretary at Asure Software, Inc., 405 Colorado Street, Suite 1800, Austin, Texas 78701. Our annual report booklet and this proxy statement are also available online at https://investor.asuresoftware.com/financial-information.

OTHER BUSINESS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

/s/ PATRICK GOEPEL

Patrick Goepel
Chief Executive Officer
Austin, Texas

ASURE SOFTWARE, INC.	VOTE BY INTERNET - www.proxyvote.com
ATTN: JOHN PENCE
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2023 for shares held directly and by 11:59 P.M. ET on 05/09/2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

405 COLORADO STREET, SUITE 1800
AUSTIN, TX 78701
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2023 for shares held directly and by 11:59 P.M. ET on 05/09/2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

	FOR	WITHHOLD	FOR ALL	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends	ALL	ALL	EXCEPT
you vote FOR the following:	☐	☐	☐

1.Election of Directors
Nominees

01 Benjamin Allen	02 W. Carl Drew	03 Daniel Gill	04 Patrick Goepel	05 Grace Lee
06 Bradford Oberwager	07 Bjorn Reynolds

The Board of Directors recommends you vote FOR proposals 2 and 3.	FOR	AGAINST	ABSTAIN
2. To ratify the Audit Committee's appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: The proxies are authorized in their discretion to vote on other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ASURE SOFTWARE, INC.
Annual Meeting of Stockholders
May 15, 2023 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick Goepel and John Pence, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ASURE SOFTWARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 15, 2023, at 405 Colorado Street, Suite 1800, Austin, Texas 78701 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND AT THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. IN THE EVENT ONE OR MORE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 IS UNABLE TO OR DECLINES TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF SUCH PERSON(S) AS SHALL BE DESIGNATED BY THE COMPANY'S BOARD OF DIRECTORS, IF ANY.

Continued and to be signed on reverse side